Exhibit 99.1

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

Office Depot, Inc. Announces New Board Member

Boca Raton, Fla., August 1, 2016 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, today announced that Kristin Campbell has been appointed to its Board of Directors. Additionally, Campbell will serve on the Audit Committee.

“We are excited to welcome Kristin to our board. Her executive leadership experience, including nearly two decades in the office products industry, brings valuable perspective to Office Depot as the company works to deliver long-term shareholder value,” said Roland Smith, chairman and CEO of Office Depot, Inc.

Since June 2011, Campbell has served as Executive Vice President and General Counsel for Hilton Worldwide Holdings Inc. where she is responsible for legal, compliance and government relations. Prior to joining Hilton Worldwide, Campbell spent 18 years at Staples, Inc. where she was most recently Senior Vice President, General Counsel and Corporate Secretary. Campbell has also practiced law at Boston-based firms Goodwin Proctor and Rackemann and Sawyer & Brewster.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.